EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17331 on Form S-8 pertaining to the Broadway Financial Corporation Stock Option Plan for Outside Directors and the Broadway Financial Corporation Long Term Incentive Plan and Registration Statement No. 333-102138 on Form S-8 pertaining to the Broadway Financial Corporation Long Term Incentive Plan of our report dated June 17, 2010 on the consolidated financial statements of Broadway Financial Corporation and subsidiaries, which report is included in Form 10-K for Broadway Financial Corporation for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

South Bend, Indiana

June 17, 2010